Exhibit 99.1

Rexford Industrial ACQUIRES industrial PARK for $210.5 MILLION
- Six Building Industrial Complex in Prime Southern California Infill Submarket -
- 2017 Acquisition Volume Exceeds $492 Million -
- Announces New ATM Program and $125 Million Note Issuance -

Los Angeles - July 19, 2017 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on owning and operating industrial properties located in Southern California infill markets, today announced the acquisition of a six-building industrial park for approximately $210.5 million. The acquisition was funded with the Company’s line of credit as well as the issuance of a $125 million note. Separately, the Company recently launched a new "At the Market" stock offering program ("ATM") with total capacity of $150 million, having utilized the previous $125 million ATM program.
“This acquisition presented a rare opportunity to acquire a critical mass of six Class A industrial buildings within the highly desirable South Bay submarket, adjacent to the nation’s two largest ports and at the infill nexus of the nation’s largest regional population,” stated Howard Schwimmer and Michael Frankel, Co-Chief Executive Officers of the Company. “The complex is 99% leased at in-place lease rates estimated to be approximately 25% below market, on average, presenting opportunities to increase cash flow as 76% of current tenant leases roll through the end of 2020. Year to date, we have completed almost $500 million of acquisitions within our target infill Southern California industrial markets, as we remain focused on the execution of our internal and external growth strategies to increase cash flow and to drive long term value creation for our shareholders.”
The Company acquired Rancho Pacifica Industrial Park, consisting of six buildings totaling approximately 1.17 million square feet on 56.01 acres, for $210.5 million, or approximately $180 per square foot. Located within the South Bay submarket in Rancho Dominguez, California, the property encompasses six multi-tenant industrial buildings leased to 23 tenants, featuring market-leading dock-high loading and 24- to 30-foot warehouse clearance within a unique gated, fully secured complex.
The property is located adjacent to the Alameda Intermodal Corridor six miles from the Ports of Long Beach and Los Angeles, with access to five major freeways within a ten-mile radius. According to CBRE, the vacancy rate in the 220 million square foot South Bay industrial submarket was 0.6% in the first quarter of 2017.
On June 12, 2017, the Company launched a new ATM program with total capacity of $150 million, having exhausted its previous $125 million ATM program. Under both programs, the Company issued an aggregate of 4,398,476 shares of common stock during the quarter ended June 30, 2017. The shares were issued at a weighted average offering price of $26.52 per share, providing gross proceeds of approximately $116.6 million and net proceeds of approximately $114.9 million. The new program has approximately $145.2 million of remaining capacity. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The offering of these securities will be made only by means of a prospectus supplement and related base prospectus.  Copies of the prospectus supplement and the related base prospectus may be obtained from the Internet site of the Securities and Exchange Commission at http://www.sec.gov.
Also, on July 13, Rexford issued a $125 million aggregate principal amount of new senior guaranteed notes, which bear interest at 3.93% and mature in July 2027 in a private placement. The net proceeds of such private placement were used to fund a portion of the purchase price for the Rancho Pacifica Industrial Park.

About Rexford Industrial
Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns 142 properties with approximately 17.7 million rentable square feet and manages an additional 19 properties with approximately 1.2 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contact:
Investor Relations:
Stephen Swett
424 256 2153 ext. 401
investorrelations@rexfordindustrial.com